EXHIBIT 10.1

P. H. Glatfelter Company

Summary of Non-Employee Director Compensation
(effective May 4, 2017)

Feature	Frequency	Amount
Board Retainer	Annually	$70,000
Equity	Annually	115,000(1)
Meeting fees		‑ (2)
Committee Chairperson retainer
Audit Committee	Annually	20,000
Compensation Committee	Annually	15,000
Nominating & Corporate Governance Committee	Annually	10,000
Finance Committee	Annually	10,000

(1)	Value of Restricted stock units with a one-year cliff vesting. The awards accrue dividends until the award vests.
(2)	Each director is entitled to $1,500 per meeting of the Board of Directors attended in excess of eight (8) meetings in a calendar year.